Exhibit 23.2

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         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated August 25, 2005 accompanying the consolidated financial statements in the Annual Report of DSA Financial Corporation on Form 10-KSB for the year ended June 30, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of DSA Financial Corporation on Form S-8.

/s/ Grant Thornton LLP

Cincinnati, Ohio
March 14, 2006